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                                                                    EXHIBIT 10.3


                             SETTLEMENT AGREEMENT

          THIS SETTLEMENT AGREEMENT (the "Agreement") made and entered into effective as of June 26, 2000 (the "Effective Date"), by and between EEX Corporation, a Texas corporation and Janice Hartrick (the "Executive");

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, the Executive and the Company are parties to that certain Employment Agreement (the "Employment Agreement"), effective as of October 15, 1997, and

          WHEREAS, the Executive desires to terminate her service as an employee effective June 30, 2000, and to resign from her positions as Senior Vice President, Legal and Human Resources, General Counsel and Corporate Secretary of the Company; and

          WHEREAS, the Executive and the Company desire to fully and finally settle all claims of any kind against the other; and

          WHEREAS, in consideration of the mutual promises contained herein, the parties hereto are willing to enter into this Agreement upon the terms and conditions herein set forth.

          NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Resignation of Employment: Effective as of June 30, 2000 (the "Termination Date"), the Executive resigns her positions as Senior Vice President, Legal and Human Resources, General Counsel and Corporate Secretary of the Company, and from any other position or office relating to the affairs of the Company and its subsidiaries.

          2. Cancellation of Contract: Except as explicitly provided herein, the Company and the Executive agree that the rights and obligations of both parties under the Employment Agreement are hereby cancelled, and that neither party shall have any further rights or claims under such agreement. The Company shall pay or cause to be paid to the Executive, as consideration for the cancellation of the Employment Agreement and the release contained herein, a payment of $1,400,000.00 (one million four hundred thousand dollars), such amount to be wired to the Executive on or before the Termination Date to Chase Manhattan Bank, ABA No. 021000021 for credit to National Financial Services Corporation, Account No. 066196-221 for the benefit of the Executive's Account No. X11-042927. The parties hereby agree that, in accordance with Revenue Ruling 58-301, 1958-1 C.B. 23, the payment made to the Executive pursuant to this
Section 2 as consideration for the cancellation of her Employment Agreement and for the release contained herein is not subject to the federal employment and income tax withholding provisions of Section 3121 of the Federal Insurance Contributions Act or Section 3402 of the Internal Revenue Code of 1986, as amended.
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          3.  Additional Payments and Benefits Upon Separation:

          (a) On or before the Termination Date, the Company shall pay to the Executive the following amounts:

                  (i) the Executive's full base salary through the Termination Date;

                  (ii) reimbursement for any work-related expenses incurred by the Executive prior to the Termination Date;

                  (iii) the value of the Executive's accrued vacation time as of the Termination Date; and

                  (iv) an amount equal to the legal fees incurred by the Executive in connection with the negotiation and preparation of this Agreement, as reflected on an invoice from the Executive's counsel delivered to the Company.

In addition, the Company agrees to cause the administrator of the Company's 401(k) Plan to transfer, by separate check, the amount of Executive's 401(k) account to Chase Manhattan Bank, ABA No. 021000021 for credit to National Financial Services Corporation, Account No. 066196-221 for the benefit of the Executive's Account No. 111049298, which is an IRA maintained by the Executive.

          (b) For a period of three years following the Termination Date (the "Continuation Period"), the Executive and her dependent shall be entitled to continued participation in, and the Company shall be required to maintain for the Executive's (and the Executive's dependent's) benefit, all life, health, accident and disability insurance plans and programs in which the Executive or her dependent participated as of June 1, 2000. The Continuation Period shall not be applied toward the COBRA continuation coverage period, which shall begin at the end of the Continuation Period. At the end of the Continuation Period, the Executive may elect to have assigned to her without any cost or apportionment of prepaid premiums, any assignable insurance policy owned by the Company and relating specifically to the Executive. In the event that the Executive's and/or the Executive's dependent's continued participation in any such plan or program is barred by the terms of the governing insurance policy or otherwise, the Company shall provide the Executive and/or her dependent benefits that are substantially similar to the benefits that the Executive and/or her dependent would have enjoyed as a participant in the applicable plan or program.

          4. Additional Protections: Notwithstanding the cancellation of the Employment Agreement and the Executive's termination of employment, the Executive's rights to the benefits set forth in Exhibit C to the Employment Agreement (the "Exhibit") shall continue in effect following the Termination Date to the extent described below:

          (a) If, following the Termination Date and on or before December 31, 2000, a "Change in Control Event" (as hereinafter defined) occurs, the Executive shall be entitled to an immediate cash payment of $175,000.00 and to the benefits described in paragraphs 4(iii)(D),

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4(vi), 4(vii), 4(ix) and 4(x) of the Exhibit as if the Executive had remained employed with the Company until the Change in Control Event and terminated employment on the date immediately after the Change in Control Event for "Good Reason" (as defined in the Exhibit). In addition, any option or restricted share award outstanding as of the day before the Termination Date shall remain outstanding as if the Executive had remained employed until the Change in Control Event and terminated on the following date for Good Reason and the Executive shall be entitled to full accelerated vesting and exercisability of such option and restricted share awards as of the date of the Change in Control Event and the options shall not terminate before the 10th anniversary of the original date of grant. The Executive shall have all rights available to any other current or former executive of the Company with respect to the manner of exercise of the options and any right to elect a cash payment in lieu of vesting or exercise of the options or restricted shares. Notwithstanding the foregoing, no such option or restricted share award shall vest or become exercisable unless a Change in Control Event occurs on or before December 31, 2000, and if no Change in Control Event occurs on or before that date the options and restricted shares shall terminate and forfeit. The Company shall, if elected by the Executive by written notice to the Company within 60 days after the Change in Control Event, pay to the Executive an amount (i) with respect to any option outstanding as of the day before the Termination Date, the product of (A) the number of shares of common stock subject to the option as of the day before the Executive's Termination Date and (B) the difference between highest market value per share of the Company's common stock on, or within 180 days before, the Change in Control Event and the aggregate exercise price for such options, and
(ii) with respect to any restricted shares outstanding as of the day before the Termination Date, the product of (A) the number of restricted shares and (B) the highest market value per share of the Company's common stock on, or within 180 days before, the Change in Control Event. A "Change in Control Event" shall occur if a "Change in Control" (as defined in the Exhibit) occurs, or any party enters into an agreement the consummation of which would constitute a Change in Control, or any public announcement is made of a pending transaction that, if consummated, would constitute a Change in Control. For purposes of determining the Executive's rights pursuant to this Agreement and the Exhibit, a Change in Control Event shall be treated as a Change in Control.

          (b) If at any time the Executive is subjected to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor provision (an "Excise Tax"), with respect to any payments from the Company or any affiliate, whether pursuant to this Agreement or otherwise, then the Executive shall be entitled to a Gross-up Payment as provided in paragraphs 4(vi) and 4(vii) of the Exhibit. Such Gross-up Payment shall be provided within 10 days of a written demand by the Executive setting forth a written statement that an Excise Tax has been imposed or asserted. The Company shall be responsible for any interest or penalties imposed on the Executive as a result of the late payment of any Excise Tax, and shall pay to the Executive an additional Gross-Up Payment with respect to any such penalties or interest paid by the Company.

          5.  Nondisparagement:

          (a) As a material inducement to the Company to enter into this Agreement, the Executive represents and warrants that she has not publicly or privately criticized or disparaged the Company in a manner intended or reasonably calculated to result in public embarrassment or injury to the reputation of the Company and the Executive agrees that she will

                                      -3-
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not publicly or privately criticize or disparage the Company in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company in any community in which the Company is engaged in business.

          (b) As a material inducement to the Executive to enter into this Agreement, the Company represents and warrants that it has not publicly or privately criticized or disparaged the Executive in a manner intended or reasonably calculated to result in public embarrassment or injury to the reputation of the Executive, and the Company agrees that it and its affiliates will not publicly or privately criticize or disparage the Executive in a manner intended or reasonably calculated to result in public embarrassment or injury to the reputation of the Executive.

          (c) The Company will issue a written press release announcing Executive's resignation as described in Exhibit A. Except to the extent disclosed in such release or as required by applicable securities law, neither party shall disclose the terms of this Agreement to anyone other than, on a confidential basis, her or its financial and legal advisors or, in the Executive's case, her family.

          6. Assistance with Litigation: The Executive agrees that for a period of one year after the Termination Date, the Executive will furnish such information and proper assistance including, without limitation, testimony, as may be reasonably necessary in connection with any litigation in which the Company or any affiliate is then or may become involved; provided, however, that the Executive shall not be required to devote more than forty hours to such assistance. The Company shall be obligated to pay all of the reasonable expenses (including attorney fees) incurred by the Executive in providing such services, and the Executive will be compensated at the rate of $250 per hour for such services, including services which the Executive agrees (or is required) to perform beyond the time periods set forth in this Section 6.

          7. Nonassignability: Neither this Agreement nor any right or interest hereunder shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, any attempt at such shall be void; and further provided, that any such benefit shall not in any way be subject to the debts, contract, liabilities, engagements or torts of the Executive, nor shall it be subject to attachment or legal process for or against the Executive.

          8. Amendment of Agreement: This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

          9. Waiver: No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

          10. Notices: All notices or communications hereunder shall be in writing, addressed as follows:

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               To the Company:
               EEX Corporation
               2500 City West Blvd
               Suite 1400
               Houston, Texas 77042

               With a Copy to:
               John V. Jansonius
               Akin, Gump, Strauss, Hauer & Feld, L.L.P.
               1700 Pacific Avenue, Suite 4100
               Dallas, Texas 75201

               To the Executive:
               Janice Hartrick
               3836 Oberlin
               Houston, Texas 77005

               With a Copy to:
               Gail Stewart, Esq.
               Baker Botts, L.L.P.
               One Shell Plaza
               910 Louisiana
               Houston, Texas 77002

All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

          11. Severability: If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

          12. Counterparts: This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

          13. Titles: The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

          14. Governing Law: This Agreement will be construed and enforced in accordance with the laws of the State of Texas.

          15. Personal Property: The Executive shall be permitted to remove and retain all personal property currently located in her office at the Company, and shall be entitled to remove and retain the chair currently used by the Executive in her office.

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          16.  Indemnification: The Company agrees to indemnify and defend
Executive to the extent permitted under Texas law against all losses and expenses (including reasonable attorneys' fees and expenses) in connection with any claim arising out of or otherwise related to Executive's services as an employee or officer of the Company.

          17. Waiver And Release By The Company: The Company releases and forever discharges the Executive from any and all claims, demands, actions, liabilities and damages arising out of or related to the Employment Agreement or the Executive's performance as an employee, officer or director prior to the date hereof.

          18. Release by the Executive: In consideration of the mutual promises, conditions, and covenants set forth below in this Agreement, and in accordance with the recitals set forth above, the Executive, on behalf of herself, and each of her heirs, executors, administrators, legal representatives, successors, assigns, all persons subrogated to the Executive's rights or whose rights are secondary or derivative of those of the Executive, and all persons or entities on behalf of whom the Executive is authorized to act, agrees as follows:

          (a) The Executive hereby RELEASES AND FOREVER DISCHARGES EEX Corporation, its subsidiaries, affiliates, divisions, associates, owners, stockholders, agents, directors, officers, partners, employees, insurers, representatives, lawyers, the successors or assigns of any of the foregoing (collectively referred to as "the Company"), and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, at law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, presently known to the Executive or of which the Executive reasonably should have known, fixed or contingent (hereinafter called "claims"), which the Executive now has or may hereafter have against the Company by reason of any matter, cause, or thing whatsoever arising from the first day of her employment with the Company through the Termination Date. Without limiting the generality of the foregoing, the claims released herein include any claims arising out of, based upon, or in any way related to:

          (1) any property, contract, or tort claims, including any and all claims of wrongful discharge, breach of employment contract, breach of any covenant of good faith and fair dealing, retaliation, intentional or negligent infliction of emotional distress, negligence, misrepresentation, loss of consortium, breach of fiduciary duty, violation of public policy, or any other common law claim of any kind;

          (2) any violation or alleged violation of Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act, as amended, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Texas Labor Code, the Texas Unemployment Insurance Act, the Texas Worker's Compensation Act, the Civil Rights Act of 1866, the Consolidated Omnibus Budget Reconciliation Act, or any other federal, state, or local statute, regulation, or ordinance, including without limitation any claim for sex discrimination, harassment, or retaliation under the aforementioned statutes;

                                      -6-
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          (3) any claim relating to or arising under any other local, state, or federal statute or principle of common law (whether in contract or in tort) governing the employment of individuals, discrimination in employment and/or the payment of wages or benefits; and

          (4) any claim that the Company has acted improperly, illegally, or unconscionably in any manner whatsoever at any time prior to the execution of this Agreement.

          (b) The Executive represents and warrants that she is the only person who may be entitled to assert any claims on her own behalf against the Company arising from her employment with the Company, and that she has not assigned or conveyed to anyone else any part of or interest in her claims against the Company. The Executive agrees to indemnify and hold the Company harmless from any liability, demand, cost, expense, or attorney's fee incurred as the result of the assertion of any such claim or claims by any other person based on such an assignment or conveyance from the Executive.

          (c) The provisions of this Agreement are not a release or waiver by the Executive of her rights to enforce this Agreement (including, but not limited to, non-disparagement as set out in paragraph 5(b) above), her rights under Company employee benefit plans or programs, her right to assert any claims not covered by this section, or her right to assert claims that are presently unknown to her relating to breach of privacy, defamation or tortious interference with existing or prospective business opportunity.

          19. No Admission of Liability: The parties to this Agreement understand and agree that nothing in this Agreement shall be construed as an admission of liability by the Company, and that all allegations of liability are expressly denied.

          20. Enforceability: This Agreement shall not be subject to attack on the ground that any or all of the legal theories or factual assumptions used for negotiating purposes and not expressed herein are for any reason inaccurate or inappropriate.

          21. Enforcement of Agreement: If Executive brings an action to enforce her rights hereunder, the prevailing party shall be entitled to recover her or its costs and expenses, including court costs and attorney's fees, incurred in connection with such suit.

          22. Third-Party Beneficiaries: The Executive and the Company agree that the terms of this Agreement, including but not limited to the releases of claims by the Executive, will inure to the benefit of the Company's subsidiaries, affiliates, divisions, associates, owners, stockholders, agents, directors, officers, partners, employees, insurers, representatives, lawyers, the successors or assigns of any of the foregoing, and all persons acting by, through, under, or in concert with them, or any of them.

          23. Entire Agreement: The matters set forth in this Agreement constitute the sole and entire agreement between the Executive and the Company and supersede all prior agreements, negotiations, and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof. No other representations, covenants, undertakings, or other prior or contemporaneous agreements, oral or written, regarding the matters set forth in this Agreement shall be deemed to exist or bind any of the parties hereto.

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Each party understands and agrees that it has not relied on any statement or representation by the other party or any of its representatives in entering into this Agreement, except such statements and representations as are set forth in this Agreement.

          24. Voluntary Execution: This Agreement has been entered into as a result of arms-length negotiations between the parties and counsel for the parties, and the parties each represent that they are voluntarily executing this Agreement after an adequate opportunity to consult with counsel of their choosing regarding its meaning and effect.

          25. Attorneys Fees: The Company shall reimburse the Executive for all reasonable legal fees and expenses necessarily incurred by Executive to enforce her rights or benefits provided for in this Agreement.

          26. Successors: This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto.

          27. No Mitigation: No amount payable to the Executive hereunder, and no benefits provided to the Executive or her dependent hereunder, shall be subject to mitigation or offset for earnings and benefits by Executive subsequent to the Termination Date.

          IN WITNESS WHEREOF, the parties have executed this Agreement on June 26, 2000, but effective as of the date and year first above written.

THE EXECUTIVE:                      THE COMPANY:

/s/ Janice Hartrick                 By: /s/ T. M Hamilton
-------------------                     -----------------
  Janice Hartrick                         (Signature)
    (Signature)

Janice Hartrick                         T. M Hamilton
-------------------                     -----------------
  (Printed Name)                        (Printed Name)

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                                   EXHIBIT A

          Effective as of June 30, 2000, Janice Hartrick has elected to resign from the offices of Senior Vice President, Legal and Human Resources, General Counsel and Corporate Secretary of the Company to pursue other interests.